FIRST INDIANA BANK
Leader - Marni McKinney
Conf. ID #4810389
01/22/2004

Date of Transcription: January 23, 2004

Operator:	Good morning. My name is Elizabeth and I will be your conference facilitator today. At this time, I would like to welcome everyone to the First Indiana Year End Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press “*” then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.
Thank you. Ms. McKinney, you may now begin your conference.
Marni McKinney:	Good morning. This is Marni McKinney. We’d like to welcome everyone to our call this morning, and let you know that we do appreciate your interest in First Indiana Corporation. This morning I will recap the results of the fourth quarter and the year, update you on the CEO search, and then we will be pleased to answer any questions you might have.
Before we get started with that, I do need to address forward-looking statements. In our presentation to you today, and in the course of answering your questions, we may make statements that are not historical that may constitute statements that are considered forward-looking. Such statements of our plans, initiatives, expectations, objectives, strategies, forecasts, expected results and similar expressions may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended. We intend these forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995 and are including this statement to invoke those Safe Harbor provisions. Any forward-looking statements are not guarantees of future performance or events. The actual accomplishment of which is inherently uncertain and involves certain risks and uncertainties that are difficult to predict. Therefore, actual future events may differ materially from what we discuss here today. For a summary of various factors that may affect our future results, we refer you to the risk factors and other cautionary language contained in any of our press releases [RECORDING CUTS OUT – HOLD MUSIC].
Hello. This is Marni McKinney. Now, on with our report. As we discuss our results for the quarter and for the year, it will become clear that 2003 has been a year of analysis, rebuilding, and positioning for 2004 and beyond. To begin, I’d like to address net income. Net income was $2 million or 13 cents per share for the fourth quarter 2003 and $2-1/2 million or 16 cents per share for the year. As discussed in our press release, the fourth quarter was affected by two non-credit related charges. The first item was a 1.8 million loan servicing loss. First Indiana services a $430 million of portfolio consumer and residential loans. We ended the year with capitalized loan servicing rights of six million net valuation allowances. Because First Indiana services primarily non-conforming consumer loans, it is difficult to establish an exact market value for our portfolio, particularly in these times with high pre-pay activity.
During the fourth quarter we worked with an outside consultant to review the methods and assumptions used in determining the estimate of the market value of the loan servicing rights portfolio. Our methods were confirmed to be sound, and the analyst has increased our confidence in our estimating of the market value of loan servicing. However, we determined that certain assumptions needed to be revised to more closely reflect current market data. The fourth quarter servicing loss is a result of these changes in assumptions and the unusually high pre-pays we’ve been experiencing. As you all know, Bud Melton, the bank President and Chief Executive Officer, retired in December. The second item was a one time charge in connection with his retirement.
Now I’d like to discuss the Company’s performance aside from these incremental items. For the full year 2003 net interest income totaled $76.9 million with a margin of 3.69%. Net interest income in the fourth quarter was $18.3 million for a margin of 3.55%, down modestly from 3.62% in the third quarter. This margin compression was caused by the lingering effects of the rate decrease last summer. Going forward, we believe further cuts to be unlikely. While we continue to be positioned to benefit from increasing rates, material improvements in the margin are unlikely absent market rate increases.
Business loans outstanding declined 36 million from the end of the third quarter. While loan demand remained weak in the fourth quarter, some reduction was intentional as we continued to reposition our business loan portfolio. Quite frankly, we have been focused on credit quality recently, and we believe we are on track to resolving our identified credit issues. I’m pleased to report that we have now returned to a focus on business development, and we look forward to growing our business loan portfolio.
Demand deposit growth has been good over the past few quarters reflecting the success of the Corporation’s continuing long term strategy of building relationships with business and personal clients. Fourth quarter average demand deposits were up 8% over the previous quarter on an annualized basis.
As I mentioned at the beginning of this call, this has been a year of analyzing and rebuilding, specifically in the area of credit quality. We have identified specific areas for improvement and worked on internal policies and procedures to address them. As a result, we’ve seen a steady improvement in credit quality and expect continued improvement.
Non-performing assets showed improvement throughout the year, declining from $51.8 million at the end of 2002 to $38.9 million at year end 2003. Improvement has been across the board in both commercial and consumer loans. Consumer non-performing assets, which include OREO, have been reduced by one-third since last year end. We have been working through the known issues in the business portfolio and are pleased to report that we have no new material issues since our last conference call. As a result, commercial loan net charge offs in the fourth quarter of 2003 were 5.6 million and largely related to loans with previously established reserve.
The allowance for loan losses at December 31, 2003 was 53.2 million, an increase of $8.7 million from December 31, 2002. The ratio of allowances or loan losses to loans was 2.93% at year end 2003. The ratio of allowance for loan losses to non-performing loans was 152% at December 31st, 2003, up from 103% at December 31st, 2002.
Aside from loan servicing income, fee income looks good for the year. Non-interest income has, for a long time, been a strength of First Indiana and for 2003 was 39% of total revenue. Deposit charges, trust fees, Somerset fees, and gain on sale of loans all posted double digit increases over 2002. Non-interest expense for the year ended December 31st, 2003 was $83.6 million compared with $66.5 million for the year ended December 31, 2002. Several items contributed to this difference. First, we had a $4.7 million in expenses related to the integration and operation of Metro Bank Corp., which I’ll talk about in a moment. Second, we have added key staff in certain areas of the corporation. Third, as we discussed in our conference call last quarter, we had a $1.1 million increase in the accrual for salaries in the third quarter of 2003. Fourth, in 2002 when we reversed multi-year incentive awards, and finally, there were final expenses associated with the retirement of Bud Melton, as I’ve already mentioned.
Now that a year has passed since Metro Bank joined First Indiana, we wanted to provide a brief update. We are very pleased with the results of this acquisition. The transaction was accretive to net income in 2003 by three cents a share. We originally expected the merger to break even for the year and to be accretive by year end. So it has gone better than planned. In addition, the integration of associates, systems, and operations has gone smoothly and client retention has also been good. Cost savings from the in-market nature of the transaction have exceeded plans.
I’d like to update you on our search for a bank President and Chief Executive Officer. At the beginning of this process we were a bit optimistic in thinking we would be completed by the end of 2003. But rather than rush to meet a self-imposed deadline, we felt and do still feel that it is more important to find the right candidate. Hiring a new President is one of the most important decisions we will make for the future of First Indiana, and we are committed to taking the time necessary to determine the best person.
Overall, the process is going very well. We are very excited about the caliber of candidates who are interested in joining First Indiana. The search committee of the Board of Directors has interviewed a number of candidates, all of whom continue to express a desire to be a major contributor to First Indiana and to help us be successful. To keep everyone updated on the process we released a statement in December of 2003 with a revised timeline, and to announce that I am acting as President and Chief Operating Officer of the Corporation and President and Chief Executive Officer of the bank until we bring the new person on board. And as material developments occur we will continue to keep all our constituents updated.
That concludes our prepared remarks. And now we would be pleased to address any questions that our audience might have with the assistance of our conference operator. Elizabeth, I’m now ready to take questions, along with Bill Brunner, the Chief Financial Officer.
Operator:	At this time, I would like to remind everyone, in order to ask a question, please press “*” then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Steve Covington of Stifel Nicolaus and Company.
Steve:	Good morning, Marni.
Marni:	Good morning, Steve.
Steve:	Just a quick one. Just trying to get an idea on what the core run rate going forward, as far as earnings per share, is. Can you give us the detail as far as what the severance charge was, or at least kind of quantify what that core number may have been?
Marni:	Sure. Your question relates to what the dollar amount of the charge related to Bud?
Steve:	Yes.
Marni:	The total of the earnings charge related to Bud’s retirement is $1.1 million for the payments and accruals, and there was also a $324,000 expense relating to accounting for Bud’s remaining stock options.
Steve:	Okay. Okay, that’s helpful. And then also it looked like you had residential loans -- residential mortgage loans were up during the quarter, and I was just wondering, did you do some purchases, or is there a change in thinking there as far as holding some residential mortgages?
Bill:	Steve, I'll take this one. This is Bill.
Steve:	Hey, Bill.
Bill:	Hi. Our desire is always to keep a good mix of assets and a part of that does include keeping a certain amount of residential mortgages on the books. With the prepayment activity in the past year or two, we have at times, and did in the fourth quarter, purchased residential mortgages in the secondary market. Really, as a balance sheet management tool
Steve:	Okay. Okay, that makes sense. And Bill, as far as the margin goes, any color as to how you sit in a flat rate environment, or whether or not you’ll continue to see some compression?
Bill:	We are very asset sensitive. I do believe after you go through two years of down rates, pretty much everything that was going to re-price has re-priced. So, as I said, we really don’t see an opportunity for improvement in the margin until rates start to rise. You know, continuously we’ll look and monitor the interest rate curves and to be quite frank, it hasn’t been steep enough for us to be enticed to go out and, so to speak, cash in some of the asset sensitivity. So, I think we’re kind of here until rates move.
Steve:	Lastly, and then I’ll let somebody else jump on. Your capital levels continue to be very strong, and I was wondering how you planned to operate the business going forward. What level of capital are you shooting for, and I’m kind of leading to how do you stand on, potentially a share re-purchase?
Bill:	Well, Steve, as you know, we do have a standing purchase opportunity, with our Board – the authority to do that. Well, we have not actively gone and solicited purchases as you also know. We are pleased; in fact, we have been trying to build capital. I think this is a good time in the industry to be very strong, to show capital strength, so to speak, keep your powder dry, and to be ready for the opportunity to upside, and we’re still in a choppy market. So, I do not see that we have any particular desires to lower our capital position. We feel we are consistent with the best of industry banks at our capital levels. Across the board, I think we all would agree that capital levels are higher now than before, and they have at earlier times in the economy. But we feel like we’re well-positioned.
Steve:	Okay. Thanks very much.
Operator:	Your next question comes from Brad Milsaps of FTN Securities.
Brad:	Good morning.
Marni:	Good morning, Brad.
Brad:	Just a couple questions. Steve got to most of my questions there, but wanted to touch on the MSR impairment charge that you took in the quarter. Bill, how much is in the valuation allowance now that you could potentially recapture into earnings as rates move up over the next couple of years?
Bill:	Let me check – I think I know the number, but I want to confirm it before we say it; $2.9 million.
Brad:	Okay.
Bill:	So, yes, that is recapturable. Basically in my mind, pre-payment speed would have to drop substantially in the industry for that to come back.
Brad:	And can you kind of provide a little bit more color on pre-payment speed? You did in the release, but do you feel that those are beginning to slow substantially for you guys, or is it continued to maybe run a little bit higher?
Bill:	Well, it was very interesting. Right during the middle of this study we saw them continuing to run high in September and October, which, to be frank with you, I was expecting them to fall off a little quicker than that. But they have in the past couple of months began to precipitously lower.
Brad:	Okay. And one final question. Marni, you mentioned beginning to look more outwardly for asset generation rather than being so inwardly focused on credit. Can you talk a little bit about the pipeline and how that looks, you know, based on where you ended at the end of the year.
Marni:	Sure. You’re right; as I said, we have spent the last eight months or so really focusing on our policies, our procedures. The relationship managers are doubling their efforts in terms of really getting to know their current clients well and looking at the credit issues. We did hire a new Chief Lending Officer last summer. He has brought with him considerable experience, as well as a great network. We also have new relationships in hiring relationship managers. We’re seeing now the fruits of some of the labor in the fourth quarter in terms of new clients and new pipeline. As I said in my prepared remarks, we are anticipating some growth in the first quarter. As you know, that pipeline takes a while. But we see now that we are being able to focus on developing relationships. I’m able to get out on a lot more calls, as is our Chief Lending Officer. Therefore, that’s why we are optimistic that there is a lot of opportunity here, Brad, in this market. There’s a great opportunity for us. There may be some distraction in the market now with the latest merger announcement, and we’re hoping to capitalize on that as well.
Does that answer your question?
Brad:	Sure, sure. Thank you.
Operator:	Your next question comes from Fred Cummings of McDonald Investments.
Fred:	Good morning, Marni and Bill.
Marni:	Good morning, Fred.
Bill:	Morning.
Fred:	Just two questions. One, Marni, can you just elaborate a bit on these commercial charge offs that you took here in the fourth quarter with respect to timing. I know you went through a pretty extensive review with a third party in the third quarter of the commercial loan book, and you didn’t have any charge offs. Did these loans weaken further from third to fourth? I just want to get a better understanding of what happened there.
Bill:	Fred, this is Bill. Why don’t I give a little bit more specific color on it, and Marni may want to jump in at any time. Fred, there were no – how would I say – big bangs in the fourth quarter. What we do is we have a process that every month we sit down and we review the status of every workout situation. Now, obviously when those reserves were set up we did not know the timing or the absolute level of reserves, but had a pretty good idea of what our expected outcome was. All we’re really seeing here is this is a number of credits where we’re just seeing reserves from maybe a lower collectability on some. We did not know how much. Now we get the liquidation; we see the cost. So, I guess what I take away from this, Fred, is it’s not any one biggie. It’s across the board. And this is really just a process of working through, going from an estimate to a known.
Fred:	Okay. And then secondly, somewhat related to that, your reserves remain very high on a reserve to loan basis – reserve to non-performers excluding 90 days. Is it your thoughts that you’ll be matching charge offs with a provision next year, or might we see you begin to draw down reserves just a tad?
Bill:	You know, Fred, as time goes on, and the industry becomes more sophisticated in reserving, we take it very seriously. We drive our reserve by looking at our modeling of what is appropriate for the reserve, given likely and probable risks in there, rather than necessarily lining up charge offs against provision expense. I know it’s a convenient way to look at it, but this quarter I think is a very good example of where we’ve already reserved for certain losses, and when they come through, you don’t double dip on it. So, it’s a little hard for me to say. Timing will cause whether provisions are higher revenues than charge offs; or charge offs are higher than provisions. But at the end of the day what’s going to drive us is our modeling of required reserves and the methodology that does it.
Boy, I would love to see the world continue to get better and better, and we wouldn’t need that high of reserve level. But I don’t think it would be prudent to go that far at this point.
Fred:	And then just one last question. Can you all kind of touch on the health – this somewhat related to the loan growth outlook in Indianapolis and Northern Indiana in particular, just as regional economic conditions, in terms of what are you seeing with bankruptcies, and are your customers a little more confident about their prospects looking out to 2004?
Marni:	Sure, Fred. As you have stated, Indiana has perhaps seen more of an impact from the slow down in the economy than other regions have. And there are some bright spots here in the state. There is some rebounding occurring, but it is not across the board. As you noted, the bankruptcies are an issue. It’s spotty. Some of our clients are reporting improved health, seeing more orders, and looking at things more optimistically. But it is not across the board. I think that in general, while we are optimistic that things are turning around. It is very slow going.
Fred:	Okay. Thanks, Marni.
Marni:	Sure, Fred.
Operator:	There are no further questions at this time, but again, if you would like to ask a question, please press “*” then the number one on your telephone keypad. At this time, there are no further questions. Ms. McKinney, are there any closing remarks?
Marni:	I would just like to thank everyone again for your continued support and interest in First Indiana Corporation. We look forward to speaking with you again at the end of the first quarter. Thank you very much.
Operator:	Thank you. This concludes today’s First Indiana Year End Earnings Conference Call. You may now disconnect.
[END CONFERENCE CALL]